Exhibit 4.15











                 RECEIVABLES TRANSFER AGREEMENT

                   Dated as of August 1, 1998

                              among

                    SPECIALTY RETAILERS, INC.

                          as Purchaser

                               and

                   GRANITE NATIONAL BANK, N.A.
                       TABLE OF CONTENTS


                                                             Page

I    DEFINITIONS                                                1


     1.01 Certain Defined Terms                                 1
     1.02 Accounting and UCC Terms                              5

II   AMOUNTS AND TERMS OF THE PURCHASES                         5


     2.01 The Purchases                                         5
     2.02 Delivery of Receivables                               6
     2.03 Payments and Computations                             6

III  CONDITIONS TO PURCHASES                                    6


     3.01 Conditions Precedent to Purchaser's Purchase          6
     3.02 Conditions Precedent to the Bank's Sale               7

IV   REPRESENTATIONS AND WARRANTIES                             7


     4.01 Representations and Warranties of the Purchaser       7
     4.02 Representations and Warranties of the Bank            8
          (a)  Organization and Good Standing                   8
          (b)  Due Qualification                                8
          (c)  Due Authorization                                9
          (d)  No Conflicts                                     9
          (e)  No Violation                                     9
          (f)  No Proceedings                                   9
          (g)  All Consents Required                            9
          (h)  Bona Fide Receivables                           10
          (i)  Place of Business                               10
          (j)  Use of Proceeds                                 10
          (k)  Not an "Investment Company"                     10
          (l)  ERISA Liens                                     10
          (m)  ERISA and the Code                              10
     4.03 Representations and Warranties of the Bank
          Relating to this Agreement and the Receivables       10
          (a)  Binding Obligation; Valid Sale and Assignment   10
          (b)  Notice of Breach                                12

V    GENERAL COVENANTS                                         12


     Section 5.01 Covenants of the Bank                        12
          (a)  Receivables to be Accounts, General
               Intangibles or Chattel Paper                    12
          (b)  Security Interests                              12
          (c)  Charge Account Agreements and Credit and
               Collection Policies                             12
          (d)  Delivery of Collections                         13
          (e)  Conveyance of Accounts                          13
          (f)  Notice of Liens                                 13
          (g)  Compliance with Laws, Etc                       13
          (h)  Preservation of Corporate Existence             13
          (i)  Visitation Rights                               13
          (j)  Keeping of Records and Books of Account         13
          (k)  Performance and Compliance with Receivables
               and Charge Account Agreements                   14
          (l)  Location of Records                             14
          (m)  Furnishing Copies, Etc                          14
          (n)  Obligation to Record and Report                 14
          (o)  Continuing Compliance with the UCC and Other
               Applicable Law                                  14
          (p)  Collections by Bank                             14
          (q)  Further Action Evidencing Purchases             15
     5.02 Purchaser Covenant Regarding Sale Treatment          15

VI   PURCHASE TERMINATION EVENT                                16


     6.01 Purchase Termination Event                           16

VII  NO RECOURSE                                               16


     7.01 No Recourse Against Bank                             16
     7.02 Indemnities by the Purchaser                         16

VIII MISCELLANEOUS                                             16


     8.01 Amendment                                            16
     8.02 Notices, Etc                                         16
     8.03 No Waiver: Remedies                                  17
     8.04 Binding Effect                                       17
     8.05 Governing Law                                        17
     8.06 Costs, Expenses and Taxes                            17
     8.07 Acknowledgment of Assignment                         18


                 RECEIVABLES TRANSFER AGREEMENT


          This  RECEIVABLES TRANSFER AGREEMENT dated as of August
1, 1998 (this "Agreement"), is among GRANITE NATIONAL BANK, N.A., a national banking association (the "Bank"), and SPECIALTY
RETAILERS, INC., a Delaware corporation (the "Purchaser").

                      W I T N E S S E T H:

          WHEREAS, the Bank intends to sell Receivables to the Purchaser on the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, the Purchaser desires to purchase Receivables from the Bank on the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:


                           ARTICLE I
                          DEFINITIONS

          Section I.1    Certain Defined Terms.  As used in  this
Agreement, the following terms shall have the following  meanings
(such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Account"   shall   mean  each  credit   card   account
established pursuant to a Charge Account Agreement between the Bank and any Person which is identified by an account number.

          "Affiliate" means, with respect to a particular Person,
(a) any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, or
(b)  any  Person who is a director or officer or general  partner
(i)  of  such Person, (ii) of any subsidiary of such  Person,  or
(iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities having ordinary voting power to elect the directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "Authorized  Officers" means the  President,  any  Vice
President,  the  Chief  Financial  Officer,  the  Treasurer,  any
Assistant Treasurer, the Controller and any Assistant Controller.

          "Bank" has the meaning specified in the preamble.

          "Business Day" means any day other than a Saturday or a Sunday or another day on which banking institutions in New York, New York (or such other city(ies) designated by the Purchaser) are authorized or obligated by law or executive order to be closed.

          "Charge Account Agreement" means the agreement between a Person and the Bank, which may consist of more than one document, pursuant to which the Bank agrees to make loans to a Person to enable such Person to pay for purchased merchandise or services or to obtain cash advances under a revolving credit plan that permits such Person to purchase merchandise and services or to obtain cash advances on credit, together with any finance charges and other charges related thereto, as such agreement may be amended, modified or supplemented from time to time.

          "Closing Date" means August 1, 1998.

          "Collections" shall mean all payments received by the Bank, the Purchaser or the Servicer in respect of the Receivables, in the form of cash, checks or any other form of payment in accordance with the Charge Account Agreement in effect from time to time on any Receivables.

          "Credit and Collection Policy" means the credit, collection, customer relations and service policies that apply to an Account, as such policies currently exist and as such policies may be amended, modified or supplemented from time to time subject to Section 5.01(c).

          "Credit  Services Agreement" means the Credit  Services
Agreement dated as of August 1, 1998 between the Bank and the Purchaser.

          "Effective Date" shall mean, with respect to any transaction, the earlier of the date on which such transaction is first recorded on the Bank's or the Purchaser's computer master file of consumer revolving credit card accounts and the effective date of such recordation.

          "ERISA" means the Employment Retirement Income Security
Act of 1974, as amended from time to time.

          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Bank is a member and which is treated as a single employer under Section 414 of the Code and the regulations promulgated and rules issued thereunder.

          "Finance Charge Receivables" shall mean all amounts billed from time to time to the Obligors on any Account in respect of (i) Periodic Finance Charges, (ii) over limit fees,
(iii) late charges, (iv) returned check fees, (v) annual membership fees and annual service charges, if any,
(vi) transaction charges and (vii) all other fees and charges.

          "Governmental  Authority" means the  United  States  of
America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Initial Outstanding Balance" of a Receivable means the Outstanding Balance of such Receivable on the Effective Date of such Receivable.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, participation or equity interest, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction to evidence any of the foregoing.

          "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Originator or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the
Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Net Ownership Interest" means, with respect to any Receivable, an amount equal to the aggregate Initial Outstanding Balance of such Receivable, plus interest or finance charges accrued on such Receivable to such time less the cumulative amount of Collections with respect to such Receivable actually received by the Purchaser or the Bank.

          "Obligor" means a Person obligated to make payments with respect to a Receivable arising under an Account pursuant to a Charge Account Agreement.

          "Outstanding   Balance"  means,  with  respect   to   a
Receivable on any day, the aggregate amount owed by the Obligor thereunder as of the close of business on such day (net of returns and adjustments).

          "Periodic Finance Charges" shall have, with respect  to
any   Account,  the  meaning  specified  in  the  Charge  Account
Agreement applicable to such Account for finance charges (due to periodic rate) or any similar term.

          "Permitted  Lien"  shall  mean  with  respect  to   the
Receivables: (i) Liens in favor of the Purchaser created pursuant to this Agreement; (ii) Liens in favor of any transferee of the Purchaser; and (iii) Liens which secure the payment of taxes, assessments and governmental charges or levies, if such taxes are either (a) not delinquent or (b) being contested in good faith by appropriate legal or administrative proceedings and as to which adequate reserves in accordance with generally accepted accounting principles shall have been established, but only so long as such proceedings could not subject the Purchaser or any transferee of the Purchaser to any civil or criminal penalty or liability or involve any risk of loss, sale or forfeiture of any property, rights or interests covered by this Agreement.

          "Person"   means   any  legal  person,   including   an
individual, corporation, partnership, association, joint venture,
joint-stock    company,   trust,   unincorporated   organization,
governmental entity or other entity of a similar nature.

          "Pooling and Servicing Agreement" means the Amended and Restated Pooling and Servicing Agreement dated as of August 11, 1995, among SRI Receivables Purchase Co., Inc., Specialty Retailers, Inc. and Bankers Trust (Delaware), as amended, modified or supplemented from time to time.

          "Purchase   Date"   has   the  meaning   specified   in
Section 2.01(a).

          "Purchase  Price"  means  the  Outstanding  Balance  of
Receivables tendered to the Purchaser or offset against amounts owed by the Bank to the Purchaser pursuant to Section 2.03(a).

          "Purchase Termination Date" means the date on which the Purchaser's obligation to purchase Receivables shall terminate pursuant to Section 6.01.

          "Purchase Termination Event" has the meaning specified in Section 6.01.

          "Purchaser" has the meaning specified in the preamble.

          "Purchases"    has    the    meaning    specified    in
Section 2.01(a).

          "Receivable" means any account or general intangible representing the indebtedness of an Obligor under a Charge Account Agreement arising in an Account from a sale of merchandise or services or a cash advance, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto. Each Receivable includes, without limitation, all rights of the Bank under the applicable Charge Account Agreement.

          "Receivables Purchase Agreement" means the Amended and Restated Receivables Purchase Agreement dated as of May 30, 1996, among SRI Receivables Purchase Co., Inc. and the Originators parties thereto, as amended, modified or supplemented from time to time.

          "Receivables  Statement" has the meaning  specified  in
Section 2.02(a).

          "Relevant UCC State" means each jurisdiction in which the filing of a UCC financing statement is necessary or desirable to evidence the Purchases.

          "Requirements of Law" for any Person shall mean the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, state or local, including, without limitation, usury laws, the federal Truth in Lending Act and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System.
          "Servicer" means SRI or any Person appointed as successor as provided in the Pooling and Servicing Agreement to service the Receivables.

          "SRI" means Specialty Retailers, Inc.

          "SRPC" means SRI Receivables Purchase Co., Inc.

          "UCC" means the Uniform Commercial Code, as amended from time to time, as in effect in the applicable jurisdiction.

          Section I.2. Accounting and UCC Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles ("U.S. GAAP"); and all terms used in
Article 9 of the UCC that are used but not specifically defined herein are used herein as defined therein.

                           ARTICLE II
               AMOUNTS AND TERMS OF THE PURCHASES

          Section II.1. The Purchases. (1) The Bank does hereby sell, transfer, assign, and otherwise convey to the Purchaser, without recourse, all of its right, title and interest in, to and under (collectively, the "Purchases"):

               (1) all right, title and interest of the Bank in and to the Receivables, if any, existing on the Closing Date and thereafter created and arising in connection with the Accounts, including, without limitation, all accounts, contract rights, chattel paper, instruments, general intangibles and other obligations of any Obligor with respect to any such Receivables, then or thereafter existing, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, including without limitation, the right to payment of any interest, Finance Charge Receivables, returned check fees or late charges and other obligations of an Obligor with respect to any such Receivables, and all rights in and to all security agreements, and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, instruments, general intangibles or obligations (any and all such security agreements and other contracts being the "Related Contracts");

               (2)    all   guarantees,   insurance   and   other
          agreements or arrangements of whatever character from time to time supporting or securing payment of any Receivables;

               (3)   all payment and enforcement rights (but  not
          any   obligations)  to,  in  and  under   the   Related
          Contracts; and

               (iv) proceeds of any and all of the Purchases described in subparagraphs (i) through (iii) above and, to the extent not otherwise included, all payments under insurance, or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of such foregoing Purchases, from the Bank on the Closing Date and on the Effective Date of any such subsequently created Receivable during the period from the Closing Date until the Purchase Termination Date (each such date, including each such Closing Date, being a "Purchase Date").

          (2) The parties to this Agreement intend that the transactions contemplated hereby shall be, and shall be treated as, a purchase by the Purchaser and a sale by the Bank of the Receivables and not as a lending transaction. The sale of Receivables by the Bank hereunder shall be without recourse to, or representation or warranty of any kind (express or implied) by, the Bank, except as otherwise specifically provided herein. If, notwithstanding the express intent of the parties hereto, it is determined that this Agreement does not constitute a valid sale, transfer and assignment by the Bank to the Purchaser of the Purchases, the Bank shall be deemed to have granted to the Purchaser a "security interest" (as defined in the UCC as in effect in the Relevant UCC State) in such property of the Bank which comprises the Purchases described herein, and this Agreement shall be deemed to constitute a security agreement under the UCC in effect in the Relevant UCC State.

          Section II.2. Delivery of Receivables. (1) On each Effective Date, the Bank shall deliver, or shall cause to be delivered, all of its Receivables to the Purchaser. Such delivery shall be evidenced no less frequently than each Business Day by delivering, or causing the Servicer to deliver, to the Purchaser a statement or report (a "Receivables Statement") specifying to the Purchaser the aggregate outstanding principal balance of the Receivables which were transferred to the Purchaser after the date of the last Receivables Statement.

          (2) Upon the fulfillment of the conditions set forth in Article III, the delivery to the Purchaser of the Receivables Statement and payment of the Purchase consideration as provided in Section 2.03, all the Bank's right, title and interest in and to such Receivables shall have been sold, assigned, transferred, conveyed and set over to the Purchaser.

          Section II.3. Payments and Computations. (1) The Purchase Price for Receivables purchased from the Bank pursuant to Section 2.01 shall be paid or provided for on the Purchase Date of such Receivables by offsetting the Purchase Price against any amounts due and owing to the Purchaser by the Bank and arising under the Credit Services Agreement or, if no amounts are owing to the Purchaser, by payment in cash in immediately available funds.

          (2) All cash payments hereunder to the Bank shall be made not later than the close of business (Central time) on the date specified therefor in lawful money of the United States of America in same day funds to the bank account designated in writing by the Bank to the Purchaser from time to time.

          (3) Whenever any cash payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
                          ARTICLE III
                    CONDITIONS TO PURCHASES

          Section III.1. Conditions Precedent to Purchaser's Purchase. The obligation of the Purchaser to purchase
Receivables hereunder from the Bank on the Closing Date is subject to the conditions precedent that the Purchaser shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated as of the Closing Date and in form and substance satisfactory to the Purchaser:

          (1) a copy of duly adopted resolutions of the Board of Directors of the Bank authorizing this Agreement, the documents to be delivered by the Bank hereunder and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of the Bank;

          (2) a duly executed certificate of the Secretary or an Assistant Secretary of the Bank certifying the names and true signatures of the Authorized Officers authorized on behalf of the Bank to sign this Agreement or any instruments or documents in connection with this Agreement;

          (3) (A) executed UCC-1 financing statements with respect to the Receivables, naming the Bank as seller and the Purchaser as purchaser, in proper form for filing in such jurisdictions in which the Purchaser deems it necessary or desirable to perfect the Purchaser's ownership thereof under the UCC or comparable law of such jurisdiction and
     (B) evidence that all other actions necessary or, in the opinion of the Purchaser, desirable or required to perfect the Purchaser's ownership of the Receivables sold hereunder have been duly taken;

          (iv) written confirmation from each Rating Agency to the effect that the Accounts referred to herein will be deemed to be Automatic Additional Account pursuant to clause
     (b)  of  the definition thereof in the Pooling and Servicing
     Agreement; and

          (v)   written  confirmation  that  each  of  the  First
     Amendment to the Receivables Purchase Agreement and the Second Amendment to the Pooling and Servicing Agreement have been fully executed and are in full force and effect.

          Section III.2. Conditions Precedent to the Bank's Sale. The obligation of the Bank to make its sale of Receivables hereunder to the Purchaser on the Closing Date is subject to the condition precedent that the Bank shall have received on or before the Closing Date the following, each (unless otherwise indicated) dated as of the Closing Date and in form and substance satisfactory to the Bank:

          (a) a copy of duly adopted resolutions of the Board of Directors of the Purchaser authorizing this Agreement, the documents to be delivered by the Purchaser hereunder and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of the Purchaser; and
          (b) a duly executed certificate of the Secretary or Assistant Secretary of the Purchaser certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other documents to be delivered by it hereunder.


                           ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES

          Section  IV.1.  Representations and Warranties  of  the
Purchaser. The Purchaser represents and warrants as to itself as follows:

          (1)   It  (i) is a corporation duly organized,  validly
     existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its condition (financial or otherwise), operations, properties or prospects, (ii) has the requisite corporate power and authority to effect the transactions contemplated hereby, and (iii) has all requisite corporate power and authority and the legal right to own, pledge, mortgage and operate its properties, and to conduct its business as now or currently proposed to be conducted.

          (2) The execution, delivery and performance by it of this Agreement and all instruments and documents to be delivered hereunder by it, and the transactions contemplated hereby and thereby, (i) are within its corporate powers, have been duly authorized by all necessary corporate action, including the consent of shareholders where required, and do not (A) contravene its charter or by-laws, (B) violate any law or regulation or any order or decree of any court or governmental instrumentality, (C) conflict with or result in the breach of, or constitute a default under, any indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on or affecting it or any of its respective subsidiaries or any of its properties or
     (D) result in or require the creation or imposition of any Lien except as created or imposed hereunder, and no transaction contemplated hereby requires compliance on its part with any bulk sales act or similar law, and (ii) do not require the consent, authorization by or approval of or notice to or filing or registration with, any governmental body, agency, authority, regulatory body or any other Person other than those which have been obtained except for the filing of the financing statements referred to in Section
     3.01 hereof. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

          (3) There is no pending or, to its knowledge after due inquiry, threatened action or proceeding affecting the Purchaser before any court, governmental agency or arbitrator that may reasonably be expected to materially and adversely affect its condition (financial or otherwise), operations, properties or prospects, or that purports to affect the legality, validity or enforceability of this Agreement, and none of the transactions contemplated hereby is or, to its knowledge is threatened to be, restrained or enjoined (temporarily, preliminarily or permanently).

          Section IV.2. Representations and Warranties of the Bank. The Bank hereby represents and warrants to the Purchaser that, as of the Closing Date and as to matters involving Accounts created after the Closing Date, as of the date the Receivables of such Accounts are designated for sale to the Purchaser:

          (1) Organization and Good Standing. The Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States, with full power and authority to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

          (2) Due Qualification. The Bank is duly qualified to do business and is in good standing (or is exempt from such requirement) in any state required in order to conduct business, and has obtained all necessary licenses and approvals required under federal and applicable state law.

          (3) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by the Bank by all necessary corporate action on its part and this Agreement will remain, from the time of its execution, an official record of the Bank. This Agreement has been duly executed and delivered by the Bank and constitutes the legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms.

          (4) No Conflicts. The execution, delivery and performance of this Agreement, the performance of the transactions contemplated by this Agreement, and the fulfillment of the terms hereof by the Bank, do not
     (i)  contravene  its  articles of  association  or  by-laws,
     (ii) violate any provision of, or require any filing (except for the filings under the UCC required by this Agreement, each of which has been duly made and is in full force and effect), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Bank, except for such filings, registrations, consents or approvals as have already been obtained and are in full force and effect, (iii) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Bank is a party or by which it or its properties may be bound or affected except those as to which a consent or waiver has been obtained and is in full force and effect and an executed copy of which has been delivered to the Purchaser, or
     (iv) result in, or require, the creation or imposition of any lien upon or with respect to any of the properties now owned or hereafter acquired by the Bank other than as specifically contemplated by this Agreement.

          (5) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not conflict with or violate any Requirements of Law applicable to the Bank.

          (6) No Proceedings. There are no proceedings or investigations pending or, to the knowledge of the Bank, threatened against the Bank before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement,
     (iii) seeking any determination or ruling that, in the reasonable judgment of the Bank, would materially and adversely affect the performance by the Bank of its obligations under this Agreement or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement.

          (7) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any governmental body or official relating to the Bank and required in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof, have been obtained.

          (8) Bona Fide Receivables. Each Receivable sold hereunder by the Bank is or will be an account receivable arising out of the Bank's performance in accordance with the terms of the Charge Account Agreement giving rise to such Receivable. The Bank has no knowledge at the time of the sale of such Receivable to the Purchaser hereunder of any fact which should have led it to expect that such Receivable would not be enforceable against the Obligor when due.

          (9) Place of Business. The principal place of business of and the offices where the Bank keeps its records concerning the Receivables is at 10201 Main Street, Houston, Texas 77025 and the offices where the Bank keeps the related contracts is located at 1020 Willow Creek, Jacksonville, Texas 75766.

          (10) Use of Proceeds. As of the Closing Date, no proceeds of the sale of any Receivables will be used by the Bank to purchase or carry any margin security.

           (11) Not an "Investment Company".  The Bank is not  an
     "investment company" or "controlled" by an "investment company" within the meaning of the Investment Company Act, or is exempt from all provisions of such Act.

          (12) ERISA Liens. The Bank owns the Receivables free and clear of any liens, claims (including but not limited to claims of ownership) or encumbrances, including but not limited to federal ERISA liens and claims arising pursuant to 31 U.S.C. Section 3713.

          (13) ERISA and the Code. The execution and delivery of this Agreement and the transactions contemplated hereby do not and will not involve any transaction by the Bank that is prohibited under Section 406(a) of ERISA or in connection with which an excise tax could be imposed pursuant to
     Section 4975(a) or (b) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of the prohibited transactions described in Section 4975(c)(1) (A), (B), (C) or (D) of the Code.

          The  representations and warranties set forth  in  this
Section 4.02 shall survive the sale and assignment of the respective Receivables to the Purchaser pursuant to this Agreement. The Bank shall be deemed each time that it delivers or causes to be delivered a Receivables Statement to represent and warrant to the Purchaser, as of the related Purchase Date, that the representations and warranties of the Bank set forth in
Section 4.02, are true and correct as of such date. Upon discovery by the Bank or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Section  IV.3.  Representations and Warranties  of  the
Bank Relating to this Agreement and the Receivables.

          (1)   Binding  Obligation; Valid Sale  and  Assignment.
The Bank hereby represents and warrants to the Purchaser that as of the date each Receivable is sold hereunder:

          (1) This Agreement constitutes the legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except (A) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights in general, and (B) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

          (2) This Agreement constitutes a valid sale, transfer, assignment, set-over and conveyance to the Purchaser of all right, title and interest of the Bank in and to the Receivables now existing or hereafter created and arising in connection with the Accounts, all monies due or to become due with respect thereto (including all Finance Charge Receivables), all other proceeds of such Receivables, and such Receivables and all proceeds thereof will be held by the Purchaser free and clear of any Lien of any Person claiming through or under the Bank or any of its Affiliates except for Permitted Liens.

          (3) The Bank is not insolvent and has adequate capital to conduct its business as it is presently being conducted.

          (4) The Bank is the legal and beneficial owner of all right, title and interest in and to each Receivable conveyed to the Purchaser by the Bank and each such Receivable has been or will be sold to the Purchaser free and clear of any Lien other than Permitted Liens.

          (5) All consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Bank in connection with the sale of the Bank's Receivables to the Purchaser have been duly obtained, effected or given and are in full force and effect.

          (6) The Bank has clearly and unambiguously marked its primary computer records and its primary microfiche storage files regarding the Bank's Receivables as the property of the Purchaser and shall maintain such records in a manner that will properly reflect the Purchaser's interest in such Receivables.

          (7) All information with respect to the Accounts and the Receivables provided to the Purchaser by the Bank was true and correct in all material respects as of the Closing Date or with respect to Accounts created after the Closing Date, as of the day such Account is established.

          (8) Each of the Bank's Receivables has been conveyed to the Purchaser free and clear of any Lien of any Person claiming through or under the Bank or any of its Affiliates (other than Permitted Liens) and in compliance in all material respects with all Requirements of Law applicable to the Bank.

          (9) With respect to each of the Bank's Receivables then existing, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Bank in connection with the conveyance of such Receivable to the Purchaser have been duly obtained, effected or given and are in full force and effect.

          (10) Each Receivable sold to the Purchaser on such day has been conveyed to the Purchaser by the Bank in compliance, in all material respects, with all Requirements of Law applicable to the Bank and, with respect to each such Receivable, all consents, licenses, approvals or authorizations of or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Bank in connection with the conveyance of such Receivable to the Purchaser have been duly obtained, effected or given and are in full force and effect.

          (2) Notice of Breach. The representations and warranties set forth in this Section 4.03 shall survive the sale and assignment of the respective Receivables to the Purchaser. Upon discovery by the Bank or the Purchaser of a breach of any of the representations and warranties set forth in this Section 4.03, the party discovering such breach shall give prompt written notice to the other party mentioned above. The Bank agrees to cooperate with the Purchaser or any agent of the Purchaser in attempting to cure any such breach.

                           ARTICLE V
                       GENERAL COVENANTS

          Section V.1. Covenants of the Bank. So long as the Purchaser shall have any Net Ownership Interest in any Receivables sold by the Bank or until the Purchase Termination Date shall have occurred, whichever is later, the Bank covenants that:

          (1) Receivables to be Accounts, General Intangibles or Chattel Paper. The Bank will take no action to cause any Receivable to be evidenced by any instrument (as defined in the UCC as in effect in the Relevant UCC State). The Bank will take no action to cause any Receivable to be anything other than an "account," "general intangible" or "chattel paper" (each as defined in the UCC as in effect in the Relevant UCC State).

          (2) Security Interests. Except for the conveyances hereunder, the Bank will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Receivable, whether now existing or hereafter created, or any interest therein; the Bank will immediately notify the Purchaser of the existence of any Lien on any Receivable; and the Bank shall defend the right, title and interest of the Purchaser in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under the Bank; provided, however, that nothing in this Section 5.01(b) shall prevent or be deemed to prohibit the Bank from suffering to exist upon any of the Receivables any Permitted Lien.

          (3) Charge Account Agreements and Credit and Collection Policies. The Bank shall comply with and perform its obligations under any Charge Account Agreement to which the Bank is a party that relates to the Accounts and the Credit and Collection Policy except insofar as any failure to comply or perform would not materially and adversely affect the rights of the Purchaser. The Bank may change the terms and provisions of such Charge Account Agreements or the Credit and Collection Policy in any respect (including, without limitation, the reduction of the required minimum monthly  payment,  the calculation of  the  amount,  or  the timing, of chargeoffs and the Periodic Finance Charges and other fees to be assessed thereon); provided, however, that the Bank will not make any such change with the intent to materially benefit it over the Purchaser, except as otherwise restricted by an endorsement, sponsorship, or other agreement between the Bank and an unrelated third party or by the terms of the Charge Account Agreements. The Bank may make any changes to the Charge Account Agreements or Credit and Collection Policy permitted by the Purchaser.

          (4) Delivery of Collections. In the event that the Bank receives Collections, it agrees to pay to the Purchaser or such other Person designated by the Purchaser all payments received by it in respect of the Receivables as soon as practicable after receipt thereof by the Bank (but in no event later than the second Business Day following the date of receipt).

          (5) Conveyance of Accounts. The Bank covenants and agrees that it will not, without the consent of the Purchaser, convey, assign, exchange or otherwise transfer any Account to any Person other than Purchaser prior to the termination of this Agreement.

          (6)   Notice  of  Liens.   The Bank  shall  notify  the
     Purchaser promptly after becoming aware of any Lien on any Receivable other than Permitted Liens.

          (7) Compliance with Laws, Etc. The Bank shall comply in all material respects with all applicable laws, rules, regulations and orders applicable to the Receivables, including, without limitation, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy, where failure to so comply could reasonably be expected to have an adverse impact on the amount of Collections thereunder.

          (8) Preservation of Corporate Existence. The Bank shall, to the extent it remains a party to this Agreement, preserve and maintain in all material respects its corporate existence, corporate rights (charter and statutory) and corporate franchises.

          (9) Visitation Rights. At any reasonable time during normal business hours and from time to time, the Bank shall permit (i) the Purchaser, or any Person designated by the Purchaser, to examine and make copies of and abstracts from the records, books of account and documents (including, without limitation, computer tapes and disks) of the Bank relating to Receivables owned or to be purchased by the Purchaser hereunder and to the underlying Charge Account Agreements and (ii) the Purchaser, or Person designated by the Purchaser (upon the giving of appropriate notice to the Purchaser) to visit the properties of the Bank for the purpose of examining such records, books of account and documents, and to discuss the affairs, finances and accounts of the Bank relating to the Receivables or to the Bank's performance hereunder with any of its officers or directors and with its independent certified public accountants.

          (10) Keeping of Records and Books of Account. The Bank shall maintain and implement, or cause to be maintained or implemented, administrative and operating procedures reasonably necessary or advisable for the collection of all such Receivables, and, until the delivery to the Purchaser, keep and maintain, or cause to be kept and maintained, all documents, books, records and other information reasonably necessary or advisable for the collection of all such Receivables.

          (11) Performance and Compliance with Receivables and Charge Account Agreements. The Bank shall at its expense take all actions on its part reasonably necessary to maintain in full force and effect its rights under all Charge Account Agreements.

          (12) Location of Records. The Bank shall keep its principal place of business and chief executive office, and the offices where it keeps the records concerning the Receivables and all underlying Charge Account Agreements (and all original documents relating thereto), at the address or addresses of the Bank specified in
     Section 4.02(i) or upon written notice to the Purchaser, at such other locations in a jurisdiction where all action required by Section 5.01(o) shall have been taken and completed and be in full force and effect.

          (13) Furnishing Copies, Etc. The Bank shall furnish to the Purchaser (i) upon the Purchaser's request, a certificate of an Authorized Officer of the Bank certifying, as of the date thereof, that no Purchase Termination Event has occurred and is continuing and setting forth the computations used such Authorized Officer of the Bank in making such determination; (ii) on the Business Day following the request, a computer file or microfiche list containing a true and correct list of all Accounts, identified by account numbers and the outstanding balance of the Receivable in such Account; and (iii) promptly following the Purchaser's request therefor, such other information, documents, records or reports with respect to the Receivables or the underlying Charge Account Agreements or the conditions or operations, financial or otherwise, of the Bank, as the Purchaser may from time to time reasonably request.

          (14) Obligation to Record and Report. The Bank shall record each Purchase as a sale on its books and records, reflect each Purchase in its financial statements, tax returns and other applicable documents as a sale and recognize gain or loss, as the case may be, on each Purchase.

          (15) Continuing Compliance with the UCC and Other Applicable Law. The Bank shall, at its expense, preserve, continue, and maintain or cause to be preserved, continued, and maintained the Purchaser's valid and properly protected title to each Receivable purchased hereunder, including, without limitation, filing or recording UCC financing statements in each relevant jurisdiction prior to or substantially contemporaneously with any Purchases. The Bank shall notify each Obligor, prior to or substantially contemporaneously with the establishment of such Obligor's
     Charge Account Agreement with the Bank, that the Bank intends to transfer Receivables arising in such Obligor's
     Account to the SRI Receivables Master Trust (unless and until such time as the Bank shall have received an Opinion of Counsel to the effect that such notice is not required under applicable law to perfect the interest of the Buyer or such Trust in such Receivables).

          (16) Collections by Bank. In the event that the Bank receives any amounts in respect of Collections of Receivables, the Bank shall deposit or otherwise credit, or cause to be deposited or otherwise credited, as soon as reasonably practicable but in any event not later than the close of business on the second Business Day following the date of processing of such Collections, to an account designated by the Purchaser, an amount equal to the amount so received and hold such amount in trust for the Purchaser pending such remittance.

          (17) Further Action Evidencing Purchases. (1) The Bank agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable or that the Purchaser may reasonably request, to protect or more fully evidence the Purchaser's ownership, right, title and interest in the Receivables sold by the Bank and its rights under the Charge Account Agreements with respect thereto, or to enable the Purchaser to exercise or enforce any such rights. Without limiting the generality of the foregoing, the Bank will upon the request of the Purchaser (A) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or, in the opinion of the Purchaser, desirable, (B) indicate on its books and records that Receivables have been sold and assigned to the Purchaser, and provide to the Purchaser, upon request, copies of any such records and (C) contact customers to confirm and verify Receivables.

          (2) The Bank hereby irrevocably authorizes the Purchaser to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Receivables sold by the Bank, or the underlying Charge Account Agreements with respect thereto, without the signature of the Bank where permitted by law.

          (3) If the Bank fails to perform any of its agreements or obligations under this Agreement, the Purchaser may (but shall not be required to) perform, or cause performance of, such agreements or obligations, and the expenses of the Purchaser incurred in connection therewith shall be payable by the Bank as provided in Section 8.06.

          Section   V.2.  Purchaser  Covenant  Regarding   Sale
Treatment. The Purchaser shall record each Purchase as a purchase on its books and records and reflect each Purchase in its financial statements, tax returns and other applicable documents as a purchase.

                           ARTICLE VI
                   PURCHASE TERMINATION EVENT

          Section VI.1.  Purchase Termination Event.  If the Bank
shall consent to the appointment of a bankruptcy trustee or receiver or liquidator in any bankruptcy proceeding or any other insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to all or substantially all of its Accounts or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a bankruptcy trustee or receiver or liquidator in any bankruptcy proceeding or any other insolvency,  readjustment  of debt,  marshalling  of  assets  and liabilities or similar proceeding, or for the winding up or liquidation of its affairs, shall have been entered against the Bank, or the Bank shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or the Bank shall become unable for any reason to sell Receivables to the Purchaser in accordance with the provisions of this Agreement; or the Purchaser shall become unable for any reason to purchase Receivables from the Bank in accordance with the provisions of this Agreement, then the Purchaser's obligation to purchase Receivables from the Bank shall automatically be terminated upon the happening of such event (a "Purchase Termination Event").

                          ARTICLE VII
                          NO RECOURSE

          Section VII.1. No Recourse Against Bank. Notwithstanding anything to the contrary herein, the Purchaser shall have no recourse against the Bank on account of the performance or non-performance of any Obligor or any Receivable, any reduction in the outstanding balance of any Receivable, any misrepresentation or breach of warranty by the Bank, or for any other reason. Each sale of Receivables hereunder shall be final and irrevocable.

          Section  VII.2.  Indemnities by the Purchaser.   Without
limiting any other rights that the Bank may have hereunder or under applicable law, the Purchaser hereby agrees to indemnify the Bank from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) arising out of or resulting from the Bank's reliance on any representation or warranty made by the Purchaser in this Agreement or in any certificate delivered pursuant hereto that, in either case, shall have been false or incorrect in any material respect when made or deemed made.


                          ARTICLE VIII
                         MISCELLANEOUS

          Section VIII.1.  Amendment.  This Agreement and  the
rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by the Purchaser and the Bank.

          Section  VIII.2.  Notices, Etc.   All  notices  and
other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, transmitted, cabled or delivered, if to the Bank, at its address at 1020 Willow Creek, Jacksonville, Texas 75766, Attention: Treasurer (with copies to such Persons as may be designated by the Bank from time to time); and if to the Purchaser, at its address at 10201 Main Street, Houston, Texas 77025, Attention: President (with copies to such Persons as may be designated by the Purchaser from time to time). All such notices and communications shall when mailed, telegraphed, telexed, transmitted or cabled be effective when deposited in the mails, delivered to the telegraph company, confirmed by telex answerback, transmitted by telecopier or delivered to the cable company, respectively.

          Section VIII.3. No Waiver: Remedies. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          Section  VIII.4.  Binding Effect.   This  Agreement
shall be binding upon and inure to the benefit of the Bank and the Purchaser and their respective successors and assigns, except that the Bank shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Purchaser. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect as between the Purchaser and the Bank until such time, after the Purchase Termination Date, as the Purchaser shall not have any Net Ownership Interest in any Receivables.

          Section  VIII.5.  Governing  Law.   THIS  AGREEMENT
SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PROTECTION OF THE PURCHASER'S OWNERSHIP OF THE PURCHASED RECEIVABLES, OR REMEDIES HEREUNDER IN RESPECT THEREOF MAY BE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

          Section VIII.6. Costs, Expenses and Taxes. The Bank agrees to pay on demand all costs and expenses of the Purchaser in connection with the preparation, execution and delivery of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and all costs and expenses (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the documents to be delivered hereunder. In addition, the Bank agrees to pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents to be delivered hereunder, and agree to hold the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees.

          Section VIII.7. Acknowledgment of Assignment. The Bank acknowledges that the Purchaser shall sell, transfer, assign or otherwise convey its rights in the Receivables to SRPC, subject to the terms and conditions of the Receivables Purchase Agreement.

          *          *          *          *          *
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              THE BANK

                              GRANITE NATIONAL BANK, N.A.



                              /s/ Charles Sledge
                              By: Charles Sledge
                              Its:  V.P. Controller and Secretary




                              THE PURCHASER:

                              SPECIALTY RETAILERS, INC.


                              /s/ Mark Hess
                              By: Mark Hess
                              Its:  Treasurer